Exhibit 4.3

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE dated as of April 3, 2018 among INTERDIGITAL WIRELESS, INC. (F/K/A INTERDIGITAL, INC.), a Pennsylvania corporation (“Issuer”), INTERDIGITAL, INC. (F/K/A INTERDIGITAL PARENT, INC.), a Pennsylvania corporation (“Parent”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association organized under the laws of the United States, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, Issuer and the Trustee are parties to an Indenture, dated as of March 11, 2015 (the “Indenture” and together with this First Supplemental Indenture, the “Supplemented Indenture”), pursuant to which Issuer issued its 1.50% Senior Convertible Notes due 2020 (the “Notes”);

WHEREAS, Issuer entered into an Agreement and Plan of Merger and Reorganization, dated as of April 3, 2018 (the “Merger Agreement”) by and among Issuer, Parent and InterDigital Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub merged with and into Issuer (the “Merger”), with Issuer surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, each share of common stock, par value $0.01 per share, of Issuer (“Issuer Common Stock”) issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive one share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock” and such transaction, the “Reclassification”);

WHEREAS, Section 10.05(b) of the Indenture provides that upon the occurrence of any consolidation, merger, or combination involving Issuer, as a result of which Issuer Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (a “Merger Event”), then at the effective time of such Merger Event, the right to convert each outstanding $1,000 principal amount of Notes shall be changed, without the consent of any Holders, into a right to convert each such Note based on the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Issuer Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”);

WHEREAS, Parent desires to fully and unconditionally guarantee all of the payment obligations of Issuer under the Notes and the Indenture so as to make available the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(9) of the Act and Rule 144(d)(3)(ii) of the Act, in each case, for shares of Parent Common Stock delivered upon exchange of the Notes following the Reclassification;

WHEREAS, pursuant to Section 9.01 of the Indenture, Issuer and the Trustee may enter into indentures supplemental to the Indenture to, among other things, (i) provide for conversion rights of Holders and Issuer’s repurchase obligations in connection with a Fundamental Change in the event of any reclassification of Issuer Common Stock, merger or consolidation, or sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of Issuer and its Subsidiaries taken as a whole, and (ii) add guarantees of obligations under the Notes in accordance with Section 4.11 of the Indenture or otherwise;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officers’ Certificate and an Opinion of Counsel as contemplated by Section 9.06 of the Indenture; and

WHEREAS, Issuer and Parent have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Issuer, Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions in this Supplemental Indenture. A term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

EFFECT OF RECLASSIFICATION ON CONVERSION RIGHT

Section 2.01.    Conversion Right. In accordance with Section 10.05(b) of the Indenture, at the effective time of the Merger, the Holder of each Note that was outstanding as of the effective time of the Merger shall have the right to convert, subject to the terms of the Indenture, including Section 10.01, each $1,000 principal amount of such Note for the number of shares of Parent Common Stock that a Holder of a number of shares of Issuer Common Stock equal to the Conversion Rate immediately prior to the effective time of the Merger would have been entitled to receive upon the Reclassification. For purposes of this Supplemental Indenture, “Reference Property” and

“unit of Reference Property,” as defined in the Indenture, means Parent Common Stock and one (1) share of Parent Common Stock, respectively, and the Conversion Rate immediately following the Reclassification will be 13.9392 shares of Parent Common Stock.

ARTICLE 3

PARENT GUARANTEE

Section 3.01.    Guarantee. Subject to the provisions of this Article 3, Parent hereby irrevocably and unconditionally guarantees, jointly and severally, on a senior unsecured basis, to the Holders and to the Trustee the full and punctual payment (whether at stated maturity, by declaration of acceleration, upon required repurchase or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by Issuer under the Indenture (the “Guarantee”). Upon failure by Issuer to pay punctually any such amount, Parent shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 3.02.    Guarantee Unconditional. The obligations of Parent hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Issuer under the Supplemented Indenture or any Note, by operation of law or otherwise;

(b)    any modification or amendment of or supplement to the Supplemented Indenture or any Note;

(c)    any change in the corporate existence, structure or ownership of Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Issuer or its assets or any resulting release or discharge of any obligation of Issuer contained in the Supplemented Indenture or any Note;

(d)     the existence of any claim, set-off or other rights which Issuer may have at any time against Parent, the Trustee or any other Person, whether in connection with the Supplemented Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)     any invalidity or unenforceability relating to or against Issuer for any reason of the Supplemented Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by Issuer of the principal of or interest on any Note or any other amount payable by Issuer under the Supplemented Indenture; or

(f)     any other act or omission to act or delay of any kind by Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Parent’s obligations hereunder.

Section 3.03.    Discharge; Reinstatement. Parent’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by Issuer under the Supplemented Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by Issuer under the Supplemented Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Issuer or otherwise, Parent’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 3.04.    Waiver by the Guarantor. Parent irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against Issuer or any other Person.

Section 3.05.    Subrogation and Contribution. Upon making any payment with respect to any obligation of Issuer under this Article, Parent will be subrogated to the rights of the payee against Issuer with respect to such obligation, provided that Parent may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other guarantor, with respect to such payment so long as any amount payable by Issuer hereunder or under the Notes remains unpaid.

Section 3.06.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by Issuer under the Supplemented Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by Parent hereunder forthwith on demand by the Trustee or the Holders.

Section 3.07.    Execution and Delivery of Guarantee. The execution by Parent of this Supplemental Indenture evidences the Guarantee of Parent, whether or not the person signing as an officer of Parent still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Guarantee set forth in the Supplemented Indenture on behalf of Parent.

Section 3.08.    Release of Guarantee. The Guarantee of Parent will terminate upon defeasance or discharge of the Notes, as provided in Article 8 of the Indenture. Upon delivery by Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of Parent from its obligations under its Guarantee.

ARTICLE 4

MISCELLANEOUS

Section 4.01.    Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.02.    Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEE WITHOUT GIVING EFFECT TO APPLICATION PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each of the parties hereto agrees that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with the Supplemented Indenture, the Notes or the Guarantee may be brought in the courts of the State of New York sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York and hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself and in respect of its properties, assets and revenues. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY AND THEREBY.

Section 4.03.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.04.    Trustee Not Responsible. The Trustee shall not be responsible for the validity or sufficiency of this Supplemental Indenture nor for the recitals herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

INTERDIGITAL WIRELESS, INC. (F/K/A INTERDIGITAL, INC.), as Issuer

By:	/s/ Richard J. Brezski
Name: Richard J. Brezski
Title: President

INTERDIGITAL, INC. (F/K/A INTERDIGITAL PARENT, INC.), as Parent

By:	/s/ Richard J. Brezski
Name: Richard J. Brezski
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature Page to First Supplemental Indenture]